Exhibit 99.2

Montare and Avalon Energy Enter into Agreement Regarding SandRidge Permian Trust

August 27, 2020 (Dallas, Texas) – Montare Resources I, LLC, a Texas limited liability company (“Montare”) announced today that it entered into an agreement with Avalon Energy LLC, a Texas limited liability company (“Avalon Energy”) and its affiliates regarding Avalon Energy’s ownership of 13,125,000 Common Units (“Units”) of Sandridge Permian Trust (NYSE: PER) (the “Trust”), 100% of the working interests underlying the overriding royalty interests owned by the Trust and all other related assets used in connection with operating the underlying properties related thereto. Avalon Energy has agreed, subject to the satisfaction of certain conditions, to contribute all of its Units and its other Trust related assets to Montare and has granted Montare an irrevocable proxy to vote its Units. Avalon has also granted exclusivity to Montare with respect to any transaction involving Avalon and/or the Trust, and has agreed to support Montare’s acquisition of the Trust (either by merger, acquisition of assets, acquisition of the remaining Units not owned by Avalon or otherwise) and not to take any action that is detrimental to or hinders Montare’s ability to consummate an acquisition of the Trust.

Montare and Avalon Energy have also contemporaneously filed a joint Schedule 13D/A with the U.S. Securities and Exchange Commission disclosing the agreement.

About Montare Resources I, LLC

Montare is a newly organized entity formed for the sole purpose of acquiring, owning and operating the oil and gas properties or interests therein owned by the Trust and Avalon. Montare is owned indirectly by various oil and gas investors. The President and CEO of Montare is Dickie D. Hunter.

Forward-Looking Statements

Some statements set forth in this press release contain forward-looking statements that are subject to change. Statements including words such as “believe”, “expect”, or similar words as well as statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that the transactions may not be completed; the risk that, if the transactions are completed, Montare may face difficulty or be unable to enhance the performance of the Trust’s operations; and other factors identified from time to time in Montare’s filings with the Securities and Exchange Commission. All forward-looking statements in this press release are qualified by these cautionary statements and are made only as of the date of this news release.

Contact

Dickie Hunter

Montare Resources

(214) 676-4434

Hunter@montare-resources.com